Amendment to Administration Agreement
                      -------------------------------------

     AMENDMENT made as of this 5th day of May, 2003, to that certain Administration Transfer Agency Agreement, dated August 1, 2002 ("Administration Agreement"), between COMMONWEALTH CASH RESERVE FUND, INC. (herein called the "Company"), and PFM ASSET MANAGEMENT LLC (the "PFM").

     WHEREAS, the Company is registered as an open-end diversified, management investment company under the Investment Company Act of 1940, as amended ("1940 Act") and has, since 1994, issued shares representing a single investment portfolio; and

     WHEREAS, the Company has organized a second investment portfolio, interests in which are represented by a separate class of common stock of the Company, has designated such portfolio as the "CCRF Federal Portfolio" ("Federal Portfolio") and has redesignated its existing investment portfolio as the "CCRF Portfolio"; and

     WHEREAS, pursuant to the Administration Agreement, PFM currently provides to the Company certain administration services necessary for the operation of the CCRF and described in the Administration Agreement; and

     WHEREAS, the Company desires to appoint PFM to provide corresponding services to the Federal Portfolio; and

     WHEREAS, PFM is willing to provide such services in the same manner as such services are currently provided to the CCRF Portfolio.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

     1. APPOINTMENT. The Company hereby appoints PFM to serve as the administrator for the Federal Portfolio and to provide to the Federal Portfolio such services (the "Services") as are described in the Administration Agreement and PFM accepts such appointment, under the terms and conditions set forth in such Administration Agreement, provided only that the PFM's obligations under such Administration Agreement as they relate to the Federal Portfolio shall become effective only upon the execution of this Amendment and the Company's obligation to compensate PFM and/or reimburse PFM for expenses

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incurred in connection  with the  provision of the Services,  shall be effective only with respect to periods following the execution of this Amendment.

     2. REFERENCES. Subject to the foregoing, the Company and PFM agree that, in construing the terms of the Administration Agreement:

               (i) all references therein to the Services to be provided by PFM to "the Fund" or to the "Company" shall apply equally to the Federal Portfolio and the CCRF Portfolio, if the context so requires;

               (ii) compensation  and/or expense  reimbursement to which PFM may be entitled under Section 6 of the Administration Agreement shall be payable with respect to the Services only by the portfolio to which such services is provided;

               (iii)all references to the "Fund" shall,  other than with respect to the Services be deemed references to the Company, if the context so requires.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first above written.

                                        COMMONWEALTH CASH RESERVE FUND, INC.

                                        BY:  ______________________________

                                        PFM ASSET MANAGEMENT LLC

                                        BY: ______________________________